Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw	4 West Second Street
	Corporate Secretary (631) 727-5667	Riverhead, NY 11901 (631) 727-5667 (Voice)—(631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES 275th CONSECUTIVE DIVIDEND

Riverhead, New York, February 27, 2007, — Suffolk Bancorp (NASDAQ—SUBK) announced that the Board of Directors, at its regular meeting on February 26, 2007, declared its 275th consecutive dividend of $0.22 per share of common stock to all shareholders of record on March 15, 2007, payable on April 2, 2007.

Chairman, President and Chief Executive Officer, Thomas S. Kohlmann remarked, “It is an honor to announce the declaration of the 275th consecutive, regular dividend since the Suffolk County National Bank was founded one-hundred-and-seventeen years ago. This record of consistency is very much in keeping with, and also the result of, our underlying mission here at Suffolk Bancorp. That mission is to provide our shareholders with a regular, growing, and secure return on their investment by building profitable, financial relationships for the long term. We are pleased to be only the most recent in a long line of people who have kept SCNB’s commitment to its shareholders, customers, employees, and the communities we serve.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 27 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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